SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |_| Filed by a Party other than the
Registrant |X| Check the appropriate box: |_| Preliminary
Proxy Statement |_| Confidential, for Use of the Commission
Only (as permitted by Rule 14a-6(e)(2)) |X| Definitive Proxy
Statement |_| Definitive Additional Materials |_| Soliciting
Material Pursuant to ss. 240.14a-12

THE ALASKA AIR GROUP, Inc. ("the Company-AAG") (Name of
Registrant as Specified In Its Charter)

Stephen Nieman, Richard D. Foley, Robert C. Osborne MD and
Terry K. Dayton (Name of Persons Filing Proxy Statement, if
other than the Registrant)

Payment of Filing Fee (Check the appropriate box): |X| No fee
required |_| Fee computed on table below per Exchange Act
Rules 14a-6(i)(4) and 0-11

1) Title of each class of securities to which transaction
applies:

2) Aggregate number of securities to which transaction
applies:

3) Per unit price or other underlying value of transaction
computed pursuant to Exchange Act Rule 0-11 (set forth the
amount on which the filing fee is calculated and state how it was determined)

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
Schedule and the date of its filing. 1) Amount Previously
Paid: 2) Form, Schedule or Registration Statement No.:

3) Filing Party: 4) Date Filed:

TABLE OF CONTENTS of THE CHALLENGERS' DEFINITIVE FORM OF
PROXY OF ALASKA AIR GROUP, INC. (the Company-AAG")

I. Definitive Proxy Statement and Definitive Form of Proxy
II. Annual Meeting of Stockholders
III. Beginning of Challenger Remarks
IV. Expenses
V. How We Plan to Solicit
VI. We Plan Full and Open Disclosure
VII. Voting
a. What Am I Voting On?
b. How Do I Cast My Vote Using The Challengers' Proxy Card?
c. How Do I Cast My Vote Using The Company-AAG's Proxy Card?
d. You May Vote In Person At The Meeting
e. What If I Change My Mind After I Submit My Proxy?
VIII. INFORMATION ABOUT CHALLENGER NOMINEES
IX. PARTICIPANTS IN THE SOLICITATION
X. PROPOSALS
a. Proposal No. 1 Election Of Directors
b. Further Matters
XI. SHAREHOLDER PROPOSALS (2 through 10)
XII. TWO SHAREHOLDER PROPOSALS THAT DID NOT APPEAR IN THE
COMPANY-AAG'S PROXY STATEMENT BUT NEVERTHELESS WERE PROPOSED
a. NEW ELECTION STANDARD: LIMITING ELECTIONEERING EXPENSES
REGARDLESS WHO RUNS FOR THE BOARD (click on
nemo04aagproposal.htm on www.votepal.com)
b. TRUTH OR CONSEQUENCES WHEN BOARD IGNORES MAJORITY VOTES
click on dayton04aagproposal.htm on www.votepal.com)
XIII. CONCLUDING REMARKS OF THE CHALLENGERS XIV. PROXY CARD

I. DEFINITIVE PROXY STATEMENT AND DEFINITIVE FORM OF PROXY

SOLICITATION, VOTING AND REVOCATION OF PROXIES

Richard D. Foley, Stephen Nieman, Robert C. Osborne, MD and
Terry K. Dayton. THIS PROXY IS BEING SOLICITED ON BEHALF OF
THE PARTICIPANTS AND NOT ON BEHALF OF THE COMPANY'S BOARD OF
DIRECTORS. This proxy statement and form of proxy are Definitive copies.

II. ANNUAL MEETING OF STOCKHOLDERS Scheduled to be held at the
William M. Allen Theater at The Museum of Flight, 9404 E.
Marginal Way South, Seattle, Washington at 2 p.m. on May 18,
2004. For more details, please reference the Company-AAG's
April 23, 2004 Definitive Proxy statement on page 4.

Note: Please reference in its entirety the Company-AAG's April
23, 2004 Definitive Proxy Statement (located at www.sec.gov).

III. BEGINNING OF THE CHALLENGERS' REMARKS

Greetings to all Alaska Air Group, Inc. (the Company-AAG")
shareholders! If we may, allow us to introduce ourselves: We are Richard Foley, Steve Nieman, Dr. Robert Osborne and Terry
Dayton. We are the CHALLENGERS for ELECTION to the board of
directors of the Company-AAG. We are running against the
INCUMBENTS nominated for re-election by the incumbent board.
All four of us have consented to be named in the proxy
materials. All four of us have agreed to accept nomination and to serve if elected. For more information on us, see VIII.
INFORMATION ABOUT CHALLENGER NOMINEES and IX. PARTICIPANTS IN
THE SOLICITATION.

The CHALLENGERS provide these proxy materials to enable you to exercise your right to vote for their election to the board of directors at the Company-AAG's 2004 Annual Shareholders
Meeting.

Shareholder rights, corporate democracy and corporate
governance have become subjects of much debate. The U.S.
Securities and Exchange Commission ("S.E.C.") continues to
review proxy rules pursuant to its first announcement on April
14, 2003 that it will "Review Current Proxy Rules and
Regulations to Improve Corporate Democracy" (see www.sec.gov).

We believe the existing systems can be confusing, complex and to some degree open to opposing legal interpretation. However, within the range of legal choices a company can make, we think there are choices that are optimal and help the shareholders to have a better understanding of complex subjects. Similarly, there are choices, we believe, that are less than optimal. In our opinion, we feel that wherever alternatives are legally
equal, the path that optimizes shareholder understanding
should be the one selected.

In the case of the Company-AAG, we see examples of what we
think can be characterized as both types of choices. An
example of an optimal choice can be found on page 46 of the
Company-AAG's April 23, 2004 Definitive Proxy Statement under the heading OPPOSING SOLICITATION. This provides the
shareholders important information about the CHALLENGERS. It properly names us and thereby, we think, infers that there are additional nominees to select from for the four seats up for election.

We think that once having informed the shareholders about the
OPPOSING SOLICITATION and naming the individuals on that
alternate slate, it would be more optimal for the shareholders to have been empowered to exercise their right to vote for,
against or withhold from any combination of four of the eight had all eight appeared on the Company-AAG's proxy card.

Therefore, the CHALLENGERS, Richard D. Foley, Steve Nieman,
Robert C. Osborne, MD and Terry K. Dayton are undertaking to provide you with this Proxy Statement and proxy card to enable you to vote on the CHALLENGERS who are running. Only the
CHALLENGERS will be listed on our proxy card. Unfortunately, there will be two proxy cards; neither will have all candidates listed. We apologize for this confusion.

We believe that a fresh perspective is needed on the board of directors, and that management of the Company-AAG would
benefit from electing the four CHALLENGER candidates.

IV. EXPENSES

The total amount to be spent directly or indirectly will not exceed $500 in aggregate. As of April 19, 2004, the
CHALLENGERS have spent $200. Contrary to customary practice
and regardless the outcome of the vote, we have chosen NOT TO
SEEK REIMBURSEMENT FOR THIS SOLICITATION from the Company-AAG.

In many contests, if the CHALLENGERS win, they seek to have
their expenses reimbursed by the company, such as duplicative mailings, etc. In our view such a practice causes the
shareholders to pay twice for essentially the same thing. We plan limited printing and mailing by the U.S. Post Office or any other carrier. Electronic mail ("email") will be used to communicate with and contact some of the shareholders of the
Company-AAG, such as institutional holders.

We will consider accepting donations (if offered) to help
cover costs of our proxy contest. All such donations will be properly reported. Because we don't anticipate receiving
donations amounting to any significant sum, we do not plan
that any donors would join us in this solicitation. However, if anyone contributes in excess of $500, they will be deemed participants in our solicitation. We plan to file Definitive additional materials to disclose any information regarding
additional participants (if any).

Last year, the management of the Company-AAG offered, as was within its right to do, to mail our proxy statement and proxy card to all the shareholders. As this would have been a second mailing and a repeated cost of approximately forty to fifty
thousand dollars that the CHALLENGERS would have had to pay, we chose to decline.

We believe that a more democratic system is a better system.
We think that a proxy card, like any ballot in a democratic
system, should contain the names of all qualified candidates.
Further, like a regular election, the candidates should
shoulder the costs of campaigning. This should apply for both incumbents and challengers.

V. HOW WE PLAN TO SOLICIT

The dedicated Internet web site www.votepal.com will be used for the purposes of conducting our solicitation. It will
contain a downloadable/printable version of our Proxy
Statement, Proxy Card and a Voting Instruction Form for 401(k)
plan participants. The Proxy Card and Voting Instruction Form will not be available until we file a Definitive 14A with the
S.E.C. The web site will provide email addresses, a telephone and fax number for shareholders to contact us. It will also
reference the Company-AAG's proxy materials. For those who are unable to access the Internet at home or work, many public
libraries offer free access to computers and the World Wide
Web. We will upon certified request mail our proxy materials to shareholders who have exhausted all feasible means of
accessing the Internet. Requests can be mailed to Steve
Nieman, PO Box 602, Brush Prairie, WA 98606.

Presently over 90% of the Company-AAG's shares are held by
institutional investors, therefore we expect to have little
difficulty in contacting that percentage of the outstanding
shares.

We may use a "telephone tree technique" to ask shareholders if they would be willing to contact two or three other
shareholders to convince them to view our web site. It is our intention to lawfully maximize the use of Internet
communication tools. We will make ourselves available to all media interested in our efforts and will strive to follow all legal requirements, regulations and guidelines.

For any proxy we receive, we will either email or postal mail a link to our proxy statement on www.votepal.com (and keep a record) to prove the shareholder has been furnished with our proxy statement. On our proxy card on www.votepal.com, we will have a block for senders to list return-contact information, either email or postal address, to ensure that we will have
the correct address to send a link of our Proxy Statement to.
If the shareholder votes our proxy card electronically, this contact information will be required to be filled in before
the electronic proxy can be sent, i.e. a "required field" in the database of the ballot card.

VI. WE FAVOR OPEN AND FULL DISCLOSURE

One additional step we have taken this year is to make a
Freedom of Information Act request ("FOIA") to the S.E.C. in an attempt to obtain relevant documents in regards to private filings management of the Company-AAG has made with the
Commission since the challengers first ran for board seats
last year.

We believe that the shareholders have the right to see all
communications by the Company-AAG that is not competitively-
sensitive in nature, such as management requests for no-action letters, expensive resources such as LexisNexis
notwithstanding. We feel that FOIA requests are one way that all shareholders can have more complete access to more
information.

We believe that the more the system is transparent, the better return there will be on investment.

VII. VOTING

VII.a. What Am I Voting On?

You are being asked to vote for the election of four director candidates from the offering of eight nominees, a Board
proposal to approve the AAG Inc's 2004 long-term incentive
equity plan, and ten stockholder proposals (proposals numbered
11 and 12 only appear in our Proxy Statement and not the
Company-AAG's.)

VII.b. How Do I Cast My Vote Using The CHALLENGERS' Proxy
Card?

How common stock is possessed determines how it is voted.
Employees of the Company-AAG can possess stock in three ways:
as 401(k) plan participants; as beneficial owners; or as
registered shareowners. In our proxy statement, this group of employee stockholders will be referred to as ("employee
stockholders"). Since much of our proxy statement will discuss how employee stockholders instruct the 401(k) Trustee(s) to
vote voting instructions, this group will be referred to as
("401(k) employee stockholders"). Non-employees can possess
stock only as beneficial or registered stockholders. This
group will be referred to as ("outside stockholders.")

From the Company-AAG's April 23, 2004 Definitive Proxy
Statement, page 6) ...At the record date, 1,694,216 shares
were held in the trust for participants. The Company's
transfer agent, EquiServe, sent a proxy statement, an annual report and a voting instruction form to each participant who held shares through the Company's 401(k) plans at the record date. The trustee will vote the shares in accordance with
instructions received from participants. Putnam (Fiduciary
Trust Company) will vote shares for which no instructions were received in the same proportion, for and against, as the
shares for which instructions were received. Fidelity
(Institutional Retirement Services Company) will only vote
shares for which instructions are indicated.

To allow sufficient time for voting by the trustee, your
voting instructions for 401(k) plan shares must be received by
11:59 p.m. Eastern Time on May 13, 2004.

For both employee and outside stockholders, there is a Voter
Control Number that can be obtained from either postal-mailed or emailed proxy materials from the Company-AAG or your banker or broker. This Voter Control Number is provided by either
EquiServe, the transfer agent hired by the management of the
Company-AAG, or by ADP Automatic Data Processing, Inc.
("ADP"). ADP is an intermediary information processing and
mailing agent used by stock exchanges for shareholders who own shares through bankers or brokers.

Last year, we received guidance from the staff of the S.E.C.
that the Commission would not object to shareholders writing their Voter Control Number received from management of the
Company-AAG, a banker, or a broker, on our proxy cards.

The CHALLENGERS encourage you to consider downloading and
printing out your proxy card to send to the Company-AAG,
EquiServe, ADP, your banker or broker, for your records--in an attempt to be certain that your ballot or voting instruction are properly counted. A reminder--shareholders are entitled to only one vote per share, and the later-dated proxy card, either by the CHALLENGER'S or the Company-AAG's, will count.

In order for outside stockholders to accurately identify
themselves and enhance the potential that their proxy will be counted, they may voluntarily write in their control number(s)
on our proxy card and send it to us either electronically, by fax or postal mail according to instructions published on
www.votepal.com.

Please remember if you are downloading and transmitting one of our proxy cards--FILL IN THE NECESSARY INFORMATION TO
ACCURATELY IDENTIFY YOURSELF AND THE NUMBER OF SHARES YOU
OWN TO VOTE INCLUDING THE VOTER CONTROL NUMBER AND SIGN IT.

We can't stress enough the importance of the Voter Control
Number. Without it being properly included, your proxy will
not be a valid form of proxy and will not be counted.

Primarily, we will be offering and collecting our proxy cards electronically. On www.votepal.com, we will provide a proxy
card in pdf and text format that interested shareholders can view and transmit via a secure web page, or download, fill in, sign and mail to Steve Nieman, PO Box 602, Brush Prairie, WA
98606 or fax to (360) 666-6483.

For 401(k) employee stockholders, you will have to vote via
EquiServe to complete the requirement that the Putnam
Fiduciary Trust Company ("Putnam") and the Fidelity
Institutional Retirement Services Company ("Fidelity")
trustees be notified of your voting instructions. This must be completed before the May 13, 2004 11:59 Eastern Time deadline suggested by the Company-AAG. (See the Company-AAG's April 23,
2004 Definitive Proxy Statement on pages 5, 6 and 7 under the heading "You may vote in person at the meeting" and "How are shares voted that are held in a company 401(k) plan").

However, since our candidates will not be printed on the
Company-AAG's proxy card, 401(k) employee stockholders will need to VOTE A VOTING INSTRUCTION FORM THAT WILL BE AVAILABLE ON WWW.VOTEPAL.COM. WE ARE IN THE PROCESS OF ENDEAVORING TO OBTAIN
THE APPLICABLE INFORMATION AND PROCEDURE FROM PUTNAM AND FIDELITY,
WHICH ARE THE DESIGNATED, DIRECTED-TRUSTEES. When further
information becomes available, we will file additional Definitive material to our Proxy Statement with the S.E.C. to advise
stockholders. We will also publish this information on
www.votepal.com.

VII.c. How Do I Cast My Vote Using The Company-AAG's Proxy
Card?

For 401(k) employee stockholders, you will have to vote via
EquiServe to complete the requirement that the Putnam and
Fidelity trustees be notified of your voting instructions.
This must be completed before the May 13, 2004 11:59 Eastern
Time deadline suggested by the Company-AAG. (See the Company-
AAG's April 23, 2004 Definitive Proxy Statement on pages 5, 6 and 7 under the heading "You may vote in person at the
meeting" and "How are shares voted that are held in a company
401(k) plan").

However, since our candidates will not be printed on the
Company-AAG's proxy card, 401(k) employee stockholders will
need to VOTE A VOTING INSTRUCTION FORM. WE ARE IN THE PROCESS OF ENDEAVORING TO OBTAIN THE APPLICABLE INFORMATION AND PROCEDURE
FROM PUTNAM AND FIDELITY, WHICH ARE THE DESIGNATED,
DIRECTED-TRUSTEES. When further information becomes available, we will file additional Definitive material to our Proxy
Statement with the S.E.C. to advise stockholders. We will also publish this information on www.votepal.com.

Last year, Putnam agreed to permit the voting of voting
instructions by plan participants for the CHALLENGER
candidates.

Since the four CHALLENGER candidates will not be listed on the
Company AAG's proxy card, there will be no way for shareholders to vote for us using it. You can use the Company-AAG's proxy card to vote your preferences for the shareholder proposals, except for proposals numbered 11 and 12, which appear only on the
CHALLENGER'S proxy card, but not for the CHALLENGER candidates.
If you wish to vote regarding proposals 11 and 12, you will have to seek out our proxy card at www.votepal.com. Remember: the management of the Company-AAG is under no obligation to require that all candidates and all shareholder proposals are listed on the Company-AAG's proxy card.

To enhance the potential that your proxy for the CHALLENGERS will be properly counted, we ask that you accurately identify yourselves by voluntarily writing in your Voter Control
Number(s) on our proxy card, and send it to us either
electronically, by fax or postal mail according to
instructions published on www.votepal.com. We can't stress
enough the importance of the Voter Control Number. Without
it being properly included, your proxy will not be a valid
form of proxy and will not be counted.

GENERALLY ACCEPTED PRACTICE IS THAT THE MOST RECENTLY-DATED
LEGAL PROXY WILL BE THE ONE COUNTED.

VII.d. You May Vote In Person At The Meeting

We plan to have extra copies of our Proxy Statement and proxy card available for those shareholders at the shareholders
meeting who have been unable to download copies of them. For employee and outside stockholders, if you hold your shares
through a bank or broker, you must CONTACT THEM TO RECEIVE
FROM THEM A LEGAL PROXY, and bring the legal proxy with you in order to vote at the meeting. You may call and request a legal proxy from your stockbroker, or download and print one at the
Internet voting site to which your proxy materials direct you.
However, these forms of proxy will not have the CHALLENGERS'
names printed on them.

To enhance the probability that your vote will be counted for the CHALLENGERS, you will need to voluntarily write in the
Voter Control Number on our proxy card that we will supply you at the meeting, check the names of your selections for
election, and/or mark your choices regarding the proposals,
and deliver that completed proxy to the inspector of elections or his appointee(s) at the meeting.

401(k) employee stockholders cannot vote their voting
instructions at the shareholders meeting. 401(k) employee
stockholders, as beneficial holders of such shares, must give directions to the trustee(s), the record holders of such shares, on how to vote their shares in advance of the meeting by properly returning their Voting Instruction Form. That deadline is May 13,
2004 at 11:59 pm Eastern Daylight Time.

Some of the causes for this state of affairs regarding
stockholders being able to vote for the CHALLENGERS (or not)
is due to the choice we made not to do a regular mailing.
HOWEVER, WE BELIEVE THAT ALL STOCKHOLDERS SHOULD BE ENTITLED
TO THE LEAST COSTLY AND SIMPLEST METHOD OF OBTAINING A LEGAL
FORM OF PROXY TO VOTE FOR THE CANDIDATES OF THEIR CHOICE. THE
INTERNET IS ONE OF THOSE RESOURCES, WHICH WE ARE UTILIZING.

The law of Delaware, under which the Company-AAG is
incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is
submitted with information from which the inspectors of
election can determine that it was authorized by the
stockholder. (General Corporation Law of the State of
Delaware, Section 212(c).)

In general there is some disagreement on whether
electronically transmitted proxies are valid and lawful where a state of a "contested election" has been declared. The
CHALLENGERS position on this is that we have no objection to electronic proxy voting. In the past, we have discussed this with management of the Company-AAG, and indicated our
willingness to participate in developing a viable method to
maximize the convenience for all stockholders to vote, and
maximize the ease and accuracy of the tabulation of the proxy votes. Our position is that the determination of a contested election exists when the Company-AAG and the CHALLENGERS have filed accordingly with the S.E.C.

We understand that in the past the New York Stock Exchange
("NYSE") did not agree with positions like ours. It maintains that challengers have to do a mailing to all shareholders who hold their shares in street name through banks, brokers or other intermediaries. In our proxy contest last year, the NYSE said we would have to do a mailing, which is substantiated by an April 30,
2003 fax that we sent to the NYSE and the Commission contesting this decision. We can only view such a position that the NYSE took as being wrong on two counts. We feel: (1) this decision should be made by the participants and the S.E.C.--not by
intermediaries; and (2) to be forced to pay for an essentially duplicative mailing wastes time and resources.

We have contacted the NYSE this year regarding the position it will take in reference to our 2004 proxy contest. On April 28,
2004, we received a telephone call from Mr. Stephen Walsh of the
NYSE. He said the NYSE had not changed its position in the last year, and would not classify our solicitation this year as a
"contest."

VII.e. What If I Change My Mind After I Submit My Proxy?

If the CHALLENGER'S proxy card is signed with a voting
direction indicated, the proxy will be voted according to
the direction given. If no direction is given with respect
to a proposal, the proxy will be voted as follows with
respect to any such proposal (listed in the order of
presentation and using the same numbering as the
Company-AAG's proxy materialson page 40 for ease of
comparison): AGAINST Proposal 2 and FOR Proposals 3 through
12 and FOR CHALLENGER director candidates Richard D. Foley,
Stephen Nieman, Robert C. Osborne MD and Terry K. Dayton.

Before the polls close at the meeting, you may revoke your
proxy and change your vote by submitting a later-dated proxy.
Before the day of the meeting, you may do this by contacting the CHALLENGERS via fax at (360) 666-6483, toll free phone
call at 1-866-2-vote-us (1-866-286-8387) or email to
help@votepal.com.

Referencing the Company-AAG's proxy statement on page 7 under the heading "What if I change my mind after I submit my
proxy?"--

You may revoke your proxy and change your vote at any time
before the polls close at the meeting. You may do this by:
voting again by telephone or on the Internet (your latest
telephone or Internet proxy is counted); signing another proxy card with a later date; or voting again at the meeting. (If
you hold your shares through a broker, you must bring a legal proxy in order to vote at the meeting.)

If you are a registered stockholder, you may obtain a new
proxy card by contacting the Company's Corporate Secretary,
Alaska Air Group, Inc., P.O. Box 68947, Seattle, WA 98168;
telephone 206-392-5567. If your shares are held by a broker or a bank, you may obtain a new voting instruction by contacting your broker or bank. If your shares are held by one of the
Company's 401(k) retirement plans or employee stock purchase plans, you may obtain a new voting instruction by contacting the trustee of such plan. You may obtain information about how to contact the trustee from the Company's Corporate Secretary.
If you sign and date the proxy card or voting instruction and submit it in accordance with the accompanying instructions and in a timely manner, your first proxy card or voting
instructions will be revoked and your choices on the proxy
card or voting instruction will be voted as you instruct.

VIII. INFORMATION ABOUT CHALLENGER NOMINEES

Mr. Richard De Wayne Foley, 57; retired 32-year railroad
conductor and President of The Foley Group. Mr. Steve Nieman,
51; pilot for Horizon Air since 1978. Robert C. Osborne, M.D.,
59; physician in private practice. Mr. Terry K. Dayton, 49,
communications agent for Horizon Air since 1985. For more
information, see IX. PARTICIPANTS IN THE SOLICITATION below.

Mr. Nieman and Mr. Foley became acquainted with each other
through membership in CESJ, the Center for Economic and Social
Justice, a non-profit organization advocating stakeholder
ownership among other advocacies. In 2000, Mr. Nieman formed the non-profit Washington State corporation HACECA, Inc.,
which stands for the Horizon/Alaska Customer/Employee Co-
Ownership Association . After Mr. Foley and Mr. Nieman became acquainted, Mr. Nieman asked Mr. Foley to join HACECA's board, which he agreed to. HACECA is a party in this solicitation.

Mr. Nieman traveled to Tucson, Arizona in March 2002. Mr.
Foley introduced Mr. Nieman to Robert C. Osborne, MD during
this visit. Sharing similar interests in worker ownership,
these three men agreed to work to build a resource of
information and assistance to promote responsible exercise of worker ownership shareholder rights. Under that premise, they formed OUR (Ownership Union), which was certified by the U.S.
Dept. of Labor in June 2002. OUR is neither a party to, nor an associate in or participant in the solicitation.

In the fall of 2002 at the request of Mr. Nieman, Dr. Osborne and Mr. Foley agreed to accept nomination for election to the board of directors of the Company-AAG in 2003. They also
agreed to accept nomination for election in 2004. Mr. Dayton agreed to join the slate in April, 2004 to round out the four-
man slate to match the number of director seats available.

IX. PARTICIPANTS IN THE SOLICITATION

Richard D. Foley, Steve Nieman, Robert C. Osborne MD and Terry
K. Dayton are participants in the solicitation. Neither Mr.
Foley nor Dr. Osborne owns any of the Company-AAG's stock.

As of March 31, 2004, Mr. Nieman owns a total of 940 shares of the Company-AAG's stock. The following list below sets forth all purchases (Mr. Nieman has not sold any stock) of the
Company-AAG's common stock since January 1, 2001:

1/1/01 thru 3/31/01--7 shares bought through the 401(k) 4/1/01 thru 6/30/01--5 shares [401(k)] 7/1/01 thru 9/30/01--9 shares
[401(k)] 10/1/01 thru 12/31/01--11 shares [401(k)] 1/1/02 thru
3/31/02--12 shares [401(k)] 4/1/02 thru 6/30/02--11 shares
[401(k)] 7/1/02 thru 9/30/02--16 shares [401(k)] 10/1/02 thru
12/31/02--30 shares--19 [401(k)] and 11 through the Company-
AAG's Employee Stock Purchase Plan ("ESPP") 1/1/03 thru
3/31/03--32 shares--18 [401(k)] and 14 through the ESPP;
4/01/03 thru 3/31/04--95 shares [401(k)] and 58 shares through the ESPP.

As of March 31, 2004, Mr. Dayton owns a total of 869 shares of the Company-AAG's stock. The following list below sets forth all purchases (Mr. Dayton has not sold any stock) of the
Company-AAG's common stock since April 1, 2003:

4/1/03 thru 4/1/04--60 shares bought through the 401(k).

Neither Steve Nieman, Terry Dayton, Richard Foley nor Dr.
Osborne has any family relationship with any of the officers or directors of the Company-AAG, nor are they parties to, or in any way involved in any securities litigation involving the
Company-AAG or any other registrant. None of them are
promoters or control persons. None of them have been in
involved in any bankruptcy petitions or proceedings. None of them have been involved in any type of transaction or any
other type of business relationship with the Company-AAG,
other than Mr. Nieman's employment as a pilot, and Mr.
Dayton's employment as a communication's agent with Horizon
Air. None of them have been involved in any solicitation of
any registrant within the last five years, other than the 2003 solicitation at the AAG. None of them have received any
payment or income, other than Mr. Nieman's within the normal course of his regular employment.

RICHARD DE WAYNE FOLEY
6040 N. Camino Arturo Tucson, AZ 85718 President & CEO. The
Foley Group ("TFG") November 1989 to present.

Principal business: Consulting; Shareholder services &
computer mapping. TFG was incorporated in November 1989.
Please note that TFG has no corporate involvement with any
shareholder actions at the Company-AAG; nor are any of its
officers, workers or associates in the Company-AAG. Mr. Foley and TFG own no shares of the Company-AAG either beneficially or in any other manner; nor do they have any business
relationships, past, existing or contemplated with the AAG;
nor any purchase or ownership, the voting of any proxies, or the withholding of any proxies of the Company-AAG's stock.

Founder of OUR (Ownership Union), and serves as Chairman. OUR is a registered federal labor union started in 2002. Address:
Box 602, Brush Prairie, WA 98606.

Mr. Foley has not been convicted in a criminal proceeding.

Note: Mr. Foley has agreed to endeavor to assist several
worker shareholders of the Company-AAG, including Steve Nieman and Terry Dayton, in the exercise of their shareholder rights to make proposals, and to serve as a communication coordinator for these shareholders. In every instance of this assistance, the individual shareholder retained full control of the action of the exercise of their shareholder rights. In no case or
instance has there been any contract or agreement wherein Mr.
Foley would be paid or receive any compensation of any kind by or from any of these shareholders or any other parties. The
limited proxy by these shareholders did not include any voting rights, and it was limited to assisting in the preparing and presentation of shareholder proposals to the Company-AAG, and follow up with any necessary revisions. With the exception of
Mr. Nieman and Mr. Dayton, none of the other shareholders
assisted by Mr. Foley are associated in any way with this
contest or any solicitation of proxies for votes at the
Company-AAG's 2004 annual meeting and election of directors.

STEVE NIEMAN
Pilot for Horizon Air since December 1978 Address: Horizon Air
8070 N.E. Air Trans Way Portland, OR 97218. Mr. Nieman is 51
years old.

Home Address: 15204 NE 181st Loop, Brush Prairie, WA 98606.
Phone: (360) 687-3187.

President of the Horizon/Alaska Customer/Employee Co-Ownership
Association, a non-profit incorporated Aug. 2000 in Washington state--Address: Box 602, Brush Prairie, WA 98606. Founder of
OUR (Ownership Union), which is a registered U.S. federal
labor union started in 2002--Address: Box 602, Brush Prairie,
WA 98606.

Mr. Nieman has not been convicted in a criminal proceeding.

Mr. Nieman is acquainted with many worker shareholders of the registrant. Mr. Nieman is associated with Dr. Osborne and
Richard D. Foley in only non-profit organizations.

Steve Nieman is not a "significant employee" of the Company-
AAG as described in the S.E.C. regulations S-K.

ROBERT C. OSBORNE MD
Principle business: Osborne Anesthesia Services Address: 800
N. Swan Rd. Suite 114 Tucson, AZ 85711; Phone (520) 319-2093.

Dr. Osborne is 58 years old. He is a physician in private
practice.

Founder of OUR (Ownership Union), and Secretary/Treasurer. OUR
is a registered federal labor union started in 2002. Address:
Box 602, Brush Prairie, WA 98606.

Mr. Osborne has not been convicted in a criminal proceeding.

TERRY K. DAYTON
Communications agent for Horizon Air since 1985. Address:
Horizon Air 8070 N.E. Air Trans Way Portland, OR 97218

Home Address: 10510 E. 6th Avenue, Spokane Valley, WA 99206;
phone (509-922-2531).

Terry Dayton is 49 years old.

Member of the OUR (Ownership Union), which is a registered
U.S. federal labor union.

Mr. Dayton has not been convicted in a criminal proceeding.

Mr. Dayton is acquainted with many worker shareholders of the registrant.

Terry Dayton is not a "significant employee" of the Company-
AAG as described in the S.E.C. regulations S-K.

THE HORIZON/ALASKA CUSTOMER/EMPLOYEE CO-OWNERSHIP ASSOCIATION,
INC. ("HACECA")

HACECA was founded by Steve Nieman. It is a non-profit
organization formed to promote better understanding and
cooperation between employees, customers and shareholders. As a method of addressing the varied and sometimes conflicting
interests of these groups, HACECA chose to define
relationships between the three on a conceptual basis
revolving around expanding ownership. In various writings at various times appearing on a number of pages on the HACECA web site www.eahop.org, arguments are presented advocating a
restructuring of ownership designs of the Company-AAG through shifting ownership of the stock to the stakeholder tripartite instead of most of the stock being owned by large
institutional entities. A more common term to which HACECA may be understood would be an ESOP or employee stock ownership
plan, and CSOP, customer stock ownership plan. HACECA
advocates a mutually-beneficial participation of the
stakeholder tripartite in a more formulated and power-balanced structure of ownership. Thus, HACECA should be understood as an expression of a business philosophy, rather than as
applying to a specific sale or offer to purchase the Company-
AAG.

HACECA does not propose any specific sale of the Company-AAG.
HACECA owns no stock in the company. It has not contributed
money or assistance to this solicitation.

HACECA has no family relationship with any of the officers or directors of the Company-AAG, nor is it a party to or in any way involved in any securities litigation involving the
Company-AAG or any other registrant. It is not a promoter or control person. It has not been in involved in any bankruptcy petitions or proceedings. It has not been involved in any type of transaction or any other type of business relationship with the Company-AAG. It has not been involved in any solicitation of any registrant within the last five years. It has not
received any payment or income from the Company-AAG except for
$1,000 that Horizon Air donated to it in Nov. 2000. It is not an employee of the Company-AAG, nor has had any contractual
relationship with the Company-AAG. It has never been a party to any legal action civil or criminal.

X. PROPOSALS

For additional information on the following proposals, we
direct you to the Company-AAG's April 23, 2004 Definitive
Proxy Statement pages 39-60.

X.a. Proposal No. 1 Election Of Directors

The challenger candidates have consented to be named in this proxy, and to serve if elected. The challenger nominees are:

Mr. Richard De Wayne Foley; Mr. Stephen Nieman; Robert C.
Osborne, MD; Terry K. Dayton.

The AAG's Board of Director nominees are:

Mr. William S. Ayer; Mr. Dennis F. Madsen; Mr. R. Marc
Langland; and Mr. John V. Rindlaub.

In the election of directors, the four nominees who receive
the highest number of FOR votes will be elected (see the
Company-AAG's April 23, 2004 Def. Proxy Statement pg. 8.)

You may vote FOR or you may WITHHOLD authority to vote for
each nominee for director.

X.b. Further Matters

Because they are privy to information regarding this
solicitation that other shareholders are not, there might be some who feel it would be improper for Mr. Foley and Dr.
Osborne to buy stock. Therefore, they will wait until after
the shareholders meeting to purchase shares.

We reference this because we believe it expresses the essence of the goal for why the proposals were made and the reason for our efforts to bring these proxy materials to the
shareholders. We believe that the workers have not only their money invested in the Company-AAG, but also their lives. We
believe that the relationship between workers and the management of the Company-AAG must be enhanced by providing new transparency and flexibility through teaming with customers and outside
stockholders. Ownership-sharing of productive capital assets represented by ownership of securities instruments such as common stock, could address ever-climbing fixed costs covering employee compensation and benefits. These lower fixed costs could be supplemented by variable payouts from capital ownership, such as a payout of profit sharing, employee performance bonuses, stock options, dividends on stock, as well as share price appreciation.

If part or all of the CHALLENGER slate is elected, we will
occupy a minority of the board, and will have to convince the majority as to the viability of our plans. There is no
assurance that we will be able to successfully carry out what we advocate and foresee for the future.

IF THE CHALLENGERS ARE NOT ELECTED, they plan to continue to exercise their First Amendment rights of free speech regarding beliefs they hold. The CHALLENGERS support growing alliances between stockholders, workers and customers.

XI. SHAREHOLDER PROPOSALS

We believe we have complied with the Company-AAG's Bylaws,
Article II Meeting of Stockholders, Section 9 Proper Business
for Stockholders' Meetings by filing all of these proposals with the Corporate Secretary by the Dec. 16, 2003 deadline.

THE FULL DETAILS OF THE FOLLOWING SHAREHOLDER PROPOSALS CAN BE
FOUND IN THE COMPANY-AAG'S APRIL 23, 2004 DEFINITIVE PROXY
STATEMENT BEGINNING ON PAGE 39 AND RUNNING THROUGH PAGE 56.

In the election of directors, the four nominees who receive
the highest number of FOR votes will be elected (see the
Company-AAG's April 23, 2004 Definitive Proxy Statement pg.
8.)

PROPOSAL NO. 2 BOARD PROPOSAL TO APPROVE THE AAG, INC. 2004
LONG-TERM INCENTIVE EQUITY PLAN--RECOMMEND A VOTE AGAINST PROPOSAL 2.

PROPOSAL NO. 3 STOCKHOLDER PROPOSAL ON SIMPLE-MAJORITY VOTE--
RECOMMEND A VOTE FOR PROPOSAL 3.

PROPOSAL NO. 4 STOCKHOLDER PROPOSAL ON STOCKHOLDER RIGHTS
PLANS--RECOMMEND A VOTE FOR PROPOSAL 4.

PROPOSAL NO. 5 STOCKHOLDER PROPOSAL ON SHARES NOT VOTED NOT
COUNTED--RECOMMEND A VOTE FOR PROPOSAL 5.

PROPOSAL NO. 6 STOCKHOLDER PROPOSAL ON LEAD INDEPENDENT
DIRECTOR--RECOMMEND A VOTE FOR PROPOSAL 6.

PROPOSAL NO. 7 STOCKHOLDER PROPOSAL ON AN INDEPENDENT BOARD
CHAIRMAN--RECOMMEND A VOTE FOR PROPOSAL 7.

PROPOSAL NO. 8 STOCKHOLDER PROPOSAL ON CONFIDENTIAL
SHAREHOLDER VOTING--RECOMMEND A VOTE FOR PROPOSAL 8.

PROPOSAL NO. 9 STOCKHOLDER PROPOSAL ON REPORTING EMPLOYEE
STOCK OWNERSHIP--RECOMMEND A VOTE FOR PROPOSAL 9.

PROPOSAL NO. 10 STOCKHOLDER PROPOSAL ON CUMULATIVE VOTING--
RECOMMEND A VOTE FOR PROPOSAL NO. 10.

XII. TWO SHAREHOLDER PROPOSALS THAT DID NOT APPEAR IN THE
COMPANY-AAG'S PROXY STATEMENT BUT NEVERTHELESS WERE PROPOSED:

The Company-AAG submitted no-action letter requests to the
S.E.C. on both (which we provide links below to archives of
their entire 2003/2004 history). To the best of our
understanding, the S.E.C. responded that it would not
recommend enforcement action if the company excluded these two proposals from its proxy statement. In our opinion, this does not preclude us from presenting these proposals to you in our
Proxy Statement for your consideration and vote. These are
precatory (nonbinding) proposals; nevertheless this allows you an opportunity to express your opinions on these issues to
allow ample latitude for them to be functionally implemented.

XII.a. NEW ELECTION STANDARD: LIMITING ELECTIONEERING EXPENSES
REGARDLESS WHO RUNS FOR THE BOARD (click on
nemo04aagproposal.htm on www.votepal.com).

No. 11--New Election Standard: Limiting Electioneering
Expenses Regardless Who Runs For The Board

Resolved: Shareholders propose that our board of directors
amend the Bylaws to establish a New Election Standard, which will protect the shareholders' treasury and limit expenses of director elections regardless who runs for board seats.

Horizon Air Captain Steve Nieman submits this proposal. He
can be contacted toll free at 1-866-286-8387 (1866-2voteus) or through www.votepal.com.

The present standard to nominate candidate(s) to the board is simply that stockholders be "registered shareholders." The
New Election Standard would establish a new category which
adds the following stipulation: Shareholders who are not
trying to take control of the board of directors, and own
$2,000 of stock for one year through the election will be
entitled to nominate. Their nominees' names and other
information will be printed in the Company's Proxy Statement and on ballot cards in the same size and space afforded
management nominees, and will be sent to shareholders of the
Company.

Further, the Company should not pay for, nor reimburse the
expense of, any additional proxy solicitation, re-solicitation or electioneering by, or on behalf of, incumbents' or
challengers' nominees, regardless the outcome of the election.

Furthermore, no nominee should be eligible for election on
whose behalf there has been spent an amount of money which
exceeds a match of the per-candidate expense of the average
spent on the campaigns of the incumbent directors. This New
Election Standard would establish a universal director
election, covered equally in a section in the annual Proxy
Statement, including the use of a universal proxy card. This could ensure that elections at our Company take place on a
level playing field where no candidate receives preferential treatment at the expense of the shareholders. This proposal
attempts to establish spending limits for the annual election of directors. The board could decide what specific mechanisms could accomplish this goal.

Supporting Statement

Such a New Election Standard is meant to emulate the existing
SEC standard for shareholder proposals. This New Election
Standard should be designed to curtail the "blank check"
electioneering of the shareholder treasury when incumbent
management nominees' are challenged.

It could voluntarily create a "universal candidate" section in the Company's Proxy Statement, and a "universal ballot" for a proxy card which would contain all nominees for shareholders to choose from.

The shareholders already pay all the electioneering costs of incumbent nominees. The shareholders' treasury pays for
management nominee's printing, handling and mailing of all
campaign materials in the Company's proxy statement and proxy card, which satisfies legal requirements.

However in contested elections, it permits unlimited
additional electioneering costs by management nominees, such as duplicative solicitation, mailing, telephoning and
traveling expenses (to meet with selected shareholders), which again comes from the shareholders' treasury. Such expenses
can add tens of thousands of dollars to election costs. At
some companies, campaigns have cost shareholders millions of dollars, such as what happened at recent contested elections at El Paso, Corp. and Computer Associates, Intl.

Currently, there is no limit as to how much of the
shareholders treasury can be spent to elect incumbent
management nominees, or defeat deep-pocketed challengers whose interests might only be raiding the corporation's assets.

When challengers win, common practice has been that they, too, seek reimbursement of expenses from stockholders, thereby
forcing the shareholders to pay for both campaigns. Regardless how the SEC reforms proxy rules, there must be safeguards to protect shareholder investment from the potential disruption of contested elections.

Limit Electioneering Expenses Regardless Who Runs For The
Board: Request the current board act to create a New Election
Standard at our Company--Vote Yes On No. 11

~*~*~*~*~*~*~*~*~*~*~~*~*~*~*~*~*~*~*~*~*~*~*~*~*~*~*~*~*~*~*

XII.b. TRUTH OR CONSEQUENCES WHEN BOARD IGNORES MAJORITY VOTES
click on dayton04aagproposal.htm on www.votepal.com).

No. 12--Truth Or Consequence When Board Ignores Majority Votes

Resolved: Shareholders propose the Board of Directors amend
the Bylaws and implement policy to communicate to shareholders regarding winning shareholder proposals, as well as disclose which directors oppose the wishes of the majority. To hold
directors accountable who oppose majority votes, shareholders suggest implementing a new policy generally embodied in the
following suggestions:

If the board has failed to positively and credibly act on
majority votes within three (3) months of the Shareholders
Meeting, the Lead Independent Director would write a letter to all shareholders disclosing why the board failed to act,
including information on all director voting regarding the
fulfillment of the majority wishes of the stockholders.

Additionally, within six (6) months of the Shareholders
Meeting, the number of seats on the board would increase by
the total number of shareholder proposals that pass by a
majority of shareholder votes and not acted upon by the board.
Proponent(s) of those winning majority votes, or their
designee(s), would then be appointed to the board. This could temporarily increase the number of directors.

At the next regularly scheduled meeting of the shareholders, the newly-appointed director(s) would appear in the Proxy
Statement, on ballot cards and in all Company proxy materials as a candidate(s) for permanent election to the board.

Following the confirmation, the board would vote to remove an equal number of directors, none of which may be a newly-
confirmed director(s).

Horizon Air Spokane, WA Communications Agent Terry K. Dayton
submits this proposal. He can be contacted toll free 1-866-
286-8387 (1866-2voteus) or via www.votepal.com.

Supporting Statement

Shareholders should have the right to know, which allows them to attempt to replace, directors who are not receptive to
majority votes. Currently, our Company has no procedure to
disclose lack of action regarding majority votes. These
procedures could ensure that there is a consequence for the
management of the Company failing to clearly, and in a timely manner, communicate with the shareholders about the results of the voting, especially majority votes, and how the desires of the shareholders expressed in such votes may be acted upon in a constructive manner.

Over the last four years, the management of our Company has
opposed all shareholder proposals, eight of which have won
majority votes.

In our opinion, good communication and a willingness to work with various corporate stakeholders has a positive impact on shareholder investment, market value of the stock price and
overall Company harmony. Continued resolve to ignore majority votes promotes volatility, depresses stock price and invites corporate raiders to commence destructive takeovers merely to pick up assets at a discount of the true value of a Company.

Corporate boards have fiduciary duties to stockholders. Yet, without reasonable enforcement mechanisms as suggested in this proposal, the Company's Bylaws and Articles of Incorporation won't reflect these responsibilities.

We believe we cannot afford to wait any longer for time-
consuming deliberations by the S.E.C. to reform proxy rules.
We have the right to act in our own best interests now!

When Majority Votes are Ignored: Pay The Consequences--Vote
Yes On No. 12

XIII. CONCLUDING REMARKS OF THE CHALLENGERS

All the Company-AAG Shareholders--You want to know our opinion of the real story behind the management team running Alaska
Airlines and Horizon Air? We urge and encourage you all to
closely examine the full record.

Wise men say a picture is worth a thousand words. We can't
post artwork via the S.E.C.'s EDGAR electronic filing system, but we can let the words paint a picture of the dedication of this management team, in our opinion, to exclude and disregard any and all input by shareholders, most disheartening, its
employee shareholders.

To properly protect your investment in the Company-AAG, we
believe you should take the time to research the record we
have compiled in the materials published at www.votepal.com, and also available at numerous other publicly-accessible
websites such as www.sec.gov, www.sec.gov/edgar and
www.secinfo.com.

In our opinion, shareholders should enjoy a reasonable
expectation that the board will communicate clearly to them
regarding majority votes. The writing is on the wall for all
AAG stockholders to behold. We cannot believe rational
investors in the Company-AAG will endorse the form of business philosophy that the management of the Company-AAG has
demonstrated.

WE URGE YOU TO REVIEW THE ENTIRE RECORD. WE BELIEVE THAT YOU
HAVE THE UNDENIABLE RIGHT TO THE TRUTH FROM AN OPPOSING
VIEWPOINT. This full record rings the bell, and no matter how hard some might wish to unring it, we have captured the
vibrations in public records, so that all might investigate
and become more enlightened before voting for who sits on this board.

XIV. PROXY CARD
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE PARTICIPANTS
AND NOT ON BEHALF OF THE-COMPANY AAG'S BOARD OF DIRECTORS.

The filling out with the required and necessary personal
information and submission of this Proxy Card is voluntary.

Voter Control Number _______________________________________

The undersigned hereby appoints Steve Nieman and Richard
Foley proxy, with full power of substitution, to vote with
the same force and effect as the undersigned at the Annual
Meeting of the Stockholders of the Alaska Air Group, Inc.
to be held at the William M. Allen Theater at The Museum of
Flight, 9404 E. Marginal Way South, Seattle, Washington at
2 p.m. on May 18, 2004, and any adjournment or postponement thereof, upon the matters set forth herein and upon such other matters as may properly come before the meeting, all
in accordance with the notice and accompanying proxy
statement for said meeting, receipt of which is
acknowledged.

(THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE
UNDERSIGNED.) This proxy, when properly executed, will be
voted in the manner directed herein. Please date, sign and
send your proxy card back today.

When completed and signed, this proxy/voting instruction
form will be voted as you have directed. If no direction is
given, it will be voted FOR ALL OF THE CHALLENGER NOMINEES
(nominee numbers (01)/(02)/(03)/(04) in Proposal 1, AGAINST Proposal 2and FOR Proposals 3 through 12.

You may vote FOR or you may WITHHOLD authority to vote for
each nominee for director.

Proposal No. 1: Election of Directors--Nominees:

(01) Richard D. Foley (02) Stephen Nieman (03) Robert C.
Osborne, MD (04) Terry K. Dayton

FOR ________________________________________________________

____________________________________________________________

WITHHOLD
____________________________________________________________

_____________________________________________________________

THE FULL DETAILS OF THE FOLLOWING SHAREHOLDER PROPOSALS CAN BE
FOUND IN THE COMPANY-AAG'S APRIL 23, 2004 DEFINITIVE PROXY
STATEMENT BEGINNING ON PAGE 39 AND RUNNING THROUGH PAGE 56.

You may vote FOR or AGAINST or ABSTAIN on the shareholder
proposals. If you ABSTAIN from voting on any proposal, the
abstention has the same effect as a vote against such
proposal.

FOR / AGAINST / ABSTAIN No. 2 BOARD PROPOSAL TO APPROVE THE
AAG, INC.'S 2004 LONG-TERM INCENTIVE EQUITY PLAN/ / / / / /
Recommend vote AGAINST Proposal 2. If no direction is given, the proxy will be voted AGAINST Proposal 2.

FOR / AGAINST / ABSTAIN No. 3 STOCKHOLDER PROPOSAL ON SIMPLE-
MAJORITY VOTE/ / / / / / Recommend vote FOR Proposal 3. If no direction is given, the proxy will be voted FOR Proposal 3.

FOR / AGAINST / ABSTAIN No. 4 STOCKHOLDER PROPOSAL ON
STOCKHOLDER RIGHTS PLANS/ / / / / / Recommend vote FOR
Proposal 4. If no direction is given, the proxy will be voted
FOR Proposal 4.

FOR / AGAINST / ABSTAIN No. 5 STOCKHOLDER PROPOSAL ON SHARES
NOT VOTED NOT COUNTED/ / / / / / Recommend vote FOR Proposal
5. If no direction is given, the proxy will be voted FOR
Proposal 5.

FOR / AGAINST / ABSTAIN No. 6 STOCKHOLDER PROPOSAL ON LEAD
INDEPENDENT DIRECTOR/ / / / / / Recommend vote FOR Proposal 6.
If no direction is given, the proxy will be voted FOR
Proposal 6.

FOR / AGAINST / ABSTAIN No. 7 STOCKHOLDER PROPOSAL ON AN
INDEPENDENT BOARD CHAIRMAN/ / / / / / Recommend vote FOR
Proposal 7. If no direction is given, the proxy will be voted
FOR Proposal 7.

FOR / AGAINST / ABSTAIN No. 8 STOCKHOLDER PROPOSAL ON
CONFIDENTIAL SHAREHOLDER VOTING/ / / / / / Recommend vote FOR
Proposal 8. If no direction is given, the proxy will be voted
FOR Proposal 8.

FOR / AGAINST / ABSTAIN No. 9 STOCKHOLDER PROPOSAL ON
REPORTING EMPLOYEE STOCK OWNERSHIP/ / / / / / Recommend vote
FOR Proposal 9. If no direction is given, the proxy will be
voted FOR Proposal 9.

FOR AGAINST ABSTAIN No. 10 STOCKHOLDER PROPOSAL ON CUMULATIVE
VOTING/ / / / / / Recommend vote FOR Proposal 10. If no
direction is given, the proxy will be voted FOR Proposal 10.

FOR / AGAINST / ABSTAIN No. 11 STOCKHOLDER PROPOSAL ON NEW
ELECTION STANDARD: LIMITING ELECTIONEERING EXPENSES REGARDLESS
WHO RUNS FOR THE BOARD/ / / / / / Recommend vote FOR Proposal
11. If no direction is given, the proxy will be voted FOR
Proposal 11.

FOR / AGAINST / ABSTAIN No. 12 STOCKHOLDER PROPOSAL ON TRUTH
OR CONSEQUENCES WHEN BOARD IGNORES MAJORITY VOTES/ / / / / /
Recommend vote FOR Proposal 12. If no direction is given, the proxy will be voted FOR Proposal 12.

*Note* In their discretion, the proxies are authorized to vote upon such other business as may properly come before the
meeting or at any adjournments or postponements thereof.
PLEASE SIGN, DATE AND RETURN TODAY.

DATE _______________, 2004

Signature ____________________________________________________

Signature ____________________________________________________

Title(s) ___________________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor,
administrator, trustee or guardian, please give full title as such.